CONSULTING AGREEMENT

This Consulting Agreement is entered into this 12th day of April, 1995 by and between Pratt, Wycle & Lords, Ltd. (PWL), a duly organized Nevada Corporation in good standing, and GRAND SLAM III (GS III), a duly organized Indiana Partnership in good standing.

                                             RECITALS

	1.	GS III holds valuable licenses with professional sports
league licensors, entertainment related licensors, event licensors and individual licensors under which GS III produces and markets logo and photo likeness lapel pins, pin collector sets, key chains and other similar memorabilia.

	2.	GS III, in recognition of the potential for its products with adequate development and operating capital, wishes to take the steps necessary to become a publicly held corporation to secure such financing.

	3.	PWL provides consulting services to companies wishing to
become publicly traded and desires to provide such services to GS III.

                                     AGREEMENT

	NOW THEREFORE, in consideration of these Recitals of the mutual representations and covenants contained herein, the parties hereby agree as follows;

	1.	Financing Strucutre:  PWL shall recommend a financing
structure for GS III's entry into the public market.   This structure shall
include distribution to shareholders, creditors and other parties and shall include agreed upon capital formation requirements of GS III.

	2.	   Private Placemenet Memorandum:   PWL shall prepare,
through its securities counsel, a Private Placement Memorandum and/or other documents necessary to acquire initial bridge financing in the amount of $600,000 to be followed by an additional $1,000,000, through the exercise of 200,000 warrants at approximately $5 per share, subsequent to SG III's being publicly listed.

	a.	GS III shall provide in a timely and professional manner all business and financial information and other related materials requested by PWL and/or its attorneys as necessary to the completion of any service,



including Securities and Exchange Commission registrations and listings
services, under this Agreement.   GS III warrants that all documents
provided are true, complete and duly adopted copies.

	b.	GS III shall promptly notify PWL of any change in the
status or nature of its business, any litigation or any other developments that may require furhter disclosure in the registration or other documents.

	3.	Sale of Private Placement Shares:	PWL shall exert its
best efforts with its contacts and sources to assist in the sale of all shares available through the private placement.

	4.	Securities and Exchange Commission Filing:   PWL shall
prepare and file, through its securities counsel, a Registration Statement on Form S-1 with the Securities and Exchange Commission (SEC).
Securities, included in this S-1 Registration shall be the stock issued to PWL, as set forth herein, and other such stock agree to by the parties.

	a.	Upon effectiveness of the Registration Statement, PWL shall
distribute 60,000 shares, thirty seven and a half percent (37.5%) of the voting common shares it receives from GS III to the PWL shareholders.

	5.	Borkerage Filing:   PWL shall prepare a Form 15c2-11 and
distribute it to the brokerage community at PWL's expense for the purpose of establishing a market of GS III stock.

	6.	Market Listing:   PWL shall arrange for the listing of GS III
stock on the Voer the Counter Market.

	7.	Market Development:   Upon effectiveness of the Statement
of Registration and completion of the stock distribution, PWL shall use its expertise and business contacts to establish a market for GS III's stock. Market shall be defined as a listing on the Over the Counter Market (either NASDAQ or Bulletin Boards) with a minimum of three (3) market makers quoting the stock.

	a.	PWL shall use its expertise and business contacts to continue promotion of GS III stock utilizing a financial relations program developed jointly by the parties based upon a division of responsiblities agreed to by
the parties.   All PWL responsibilities in the financial relations program shall be billed to GS III at cost.

		1.	PWL shall be responsible for the development of
direct response leads through the implementation of a "card drop" mass mailing to 100,000 investors and 50,000 brokers throughout the United States.

	b.	PWL shall arrange for the inclusion of GS III in either of
Moody's company listing services for the purpose of expanding the
marketability fo the stock.   PWL shall obtain the application for GS III and
assist GS III in completion of the application.   PWL shall pay the initial
application fee.


	c.	GS III shall cause to be prepared the printed and video
components fo the financial relations program through its public relations and media consultants in consultation with PWL.

		1.	PWL shall cooperate with GS III's consultants
invovled in developing these materials or in any other aspect of the transaction covered by this Agreement in a timely and professional manner.

	d.	In the event additional financial relations activities are
required to complete capitalization, responsibilities for the preparation of materials shall be determined jointly by PWL and GS III at the time.

8.	PWL Ongoing Consulting:   PWL shall provide consulting services
on as needed basis to GS III in areas covered under or related to the successful execution of this Agreement, including, nbut not limited to shareholder relations, market strategy, broker relations and additional capitalization.

9.	Ability to Perform:   PWL shall disclose to GS III all material facts
and circumstances which may effect its ability to perform its undertaken herein prior to the execution of the Agreement and shall promptly inform
GS III of any change in its status which may effect its ability to perform during the course of the Agreement.

10.	Compensation:   In consideration for services provided, GS III
agrees to compensate Pwl as follows:

	$15,000 upon complete execution of this Agreement;
	$15,000 from the proceeds of the Private Placement once the first $30,000 has been received by GS III
	$25,000 upon filing of the registration with the Securities and Exchange Commission
	$10,500 upon the effective date of the registration unless otherwise agreed upon in writing and signed by both parties; and,
	160,000 shares of common stock in GS III when GS III is incorporated and all licenses are assigned to the new corporate entity.

a.	GS III shall take all steps necessary in a timely fashion to incorporate and assign the licenses upon the complete execution of this agreement to allow for its Board of Directors to approve distribution of the 160,000 shares to PWL.

		1.	GS III's incorporation shall provide for the issuance
shares in accordance with Exhibit B attached hereto.

11.	Other Consultants:   GS III and PWL reserve the right to employ
legal marketing and sales consultants in connection with the transactions
contemplated in this agreement.   Each party shall indemnify the other with
respect to any claim for fees due and payable to any consultant it hires to
complete work in connection with this agreement.   Each party warrants that
any such consultant shall be fully qualified to undertake the work for which they employed.


		a.	GS III shall cause all necessary audits to be
conducted by auditors experienced in, and appropriately ccredentialed for,
Securities and Exchange Commission audits.   All such audits shall be
conducted in close collaboration with PWL's securities attorney.

		b.	GS III represents that no person has acted as a finder
or investment advisor in connection with the transactions contemplated in this letter other than those listed in Exhibit A attached hereto.

			1.	GS III shall indemnify PWL for any claim
for compensation for finder or investment services in connection with this Agreement.

12.	Conflicts of Interest:   GS III and PWL shall disclose to each other
all potential conflicts of interest involving officers, directors, principal stockholders and/or employees.

	a. GS III specifically represents that none of its officers, direcotrs or stockholder is a member of the National Association of Stock Dealers or an employee or associated member of the National Association of Stock
Dealers.

13.	Confidentiality:   PWL shall treat all information, including lists of
persons to be contacted regarding the private placement, provided by GS
III, as confidential and not share such information to third parties, other than such disclosure as is required by the Securities and Exchange
Commission, PWL attorneys, and PWL accountants, without the express written consent of GS III.

14.	Non-Disclosure:   GS III shall not divulge any named source,
including but not limited to lending institutions, investors, individuals and brokers, to whom it has been introduced in any fashion by PWL for a period of one (1) year from the execution of this agrement.

15.	Notice:   Any notice from either party to the other shall be deemed
receiv ed by the other party on the day such notice is personally delivered. Any notice sent by facsimile transmission shall be deemed received by the other party on the date such notice is received at the receiving party's
offices.   Any notice sent by mail by either party to the other shall be deemed received on the day the notice is delivered at the receiving party's designated address.

	a.	For purposes of delivering or sending notice to the parties to this agreement shall be delivered or sent as follows:

	if notice is delivered to PWL,

	Pratt, Wylce & Lords, Ltd.
	Attention:  Timothy Miles
	217 16th Avenue
	P.O. Box 1427
	Idaho Springs, Colorado 80452
	Telephone: (303) 567-0839
	Facsimile: (303) 567-0841

	if notice is to be delivered to GS III,

	Grand Slam III
	Attention:  Milton O. Thompson
	401 Pennsylvania Parkway, Suite 390
	Telephone: (317) 575-5900
	Facsimile: (317) 575-5650

16.	Entire Agreement:  PWL and GS III agree that all prior negotiations, statements, representations, warranties and agreements are superseded by this Agreement and that the terms and conditions of this Agreement constitute the complete Agreement between them.

17.	Assignment:   Neither party may assign any benefit due or delegate
performance under this Agreement without the express written consent of the other party.

18.	Choice of Laws:   This Agreement shall be governed by and
construed in accordance with the laws of the State of Indiana.   The
Agreement shall be construed as if Pwl and GS III participated equally in its
negotiation and drafting.   PWL and GS III agree that the Agremeent shall
not be construed against one party over the other.

19.	Dispute Resolution:   PWL and GS III agree that any dispute arising
under this Agreement shall be submitted to binding arbitration with the selection of an impartial Arbitrator to be determined at the time of the dispute.

20.	Waiver:   The waiver of any portion of this Agremeent by either
party shall not be deemed to be a continuingwaiver or a waiver of any other portion of this Agreement by either party.

21.	Modifications:   Any modifications to this Agreement shall only be
effective when in writing and signed by the person(s) from Pwl and GS III authorized to make commitments on behalf of the respective parties.

22.	Severability:   If any provision of this Agreement or any subsequent
modifications hereof are found to be unenforceable, the remaining provisions shall continue to remain in full force and effect.

23.	Authority to Enter into Agreement:   The individuals signed this
Agreement represent to each other that they have the authority to bind their respective corproations to the terms and conditions of this Agreement.
These individuals shall not, however, incur personal liability by executing this Agreement and sign this Agreement only in their representative capacities as authorized officers of PWL and GS III respectively.







	WHEREFORE, the parties have executed this Agreement to be effective as of the date and year first above written.

Pratt, Wylce & Lords, Ltd.			Grand Slam III

By: /s/ Timothy Miles				By: /s/ Milton O. Thompson
       -----------------------------------------           ------------------
      President					       General Partner


                            EXHIBIT A

The following individuals will be compensated by Pratt, Wylce & Lords, Ltd. in the amounts shown:

Alan Filson 		$10,000

The following individuals will be compensated by Grand Slam III in the amounts shown.

Alan Filson		32,000 shares

The above compensation is the total compensation to the above named parties unless disclosed in writing.


                                 EXHIBIT B

Grand Slam III and PWL will mutually  agree upon the following
reorganization plan.   Alternate reorganization structures may also be chosen
with the approval of both parties.

Grand Slam III will reorganize as a corporation and will authorize the issuance of the 50,000,000 of common stock and adjust the total issued and
outstanding to provide current shareholders with 808,000 shares.   The
Board of Directors will then approve the following:

The authorization and issuance to shareholders of record of 250 Class A
Convertible Preferred and 800 Class B Convertible Preferred Shares.   The
Class A Shares shall be convertible at a rate of 1,000 shares of common
stock for each one share of Class A preferred stock.   Conversation will be
authorized upon the first fiscal year that the company attains at least
$1,000,000 in audited after tax profits.   Class B Preferred shall be
convertible at a rate of 1,000 shares of common for each share of Class B Preferred and shall be authorized upon the completion of the first fiscal that the company attains audited after tax profits of at least $3,000,000.

The issuance of 160,000 shares of common stock to Pratt, Wylce & Lords, Ltd. and 32,000 common shares to Alan Filson as compensation pursuant to this agreement.

The distribution of 200,000 A Warrants exercisable at $5.00.   The warrants
will be distributed pro rata to shareholders of record following the issuance of the 968,000 shares as previously mentioned.

The authorization and issuance of 400,000 shares of common stock subject
to a Private Placement Memorandum.   Said shares shall be sold at a rate of
$1.50 per share.